                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12.

                         SALTON/MAXIM HOUSEWARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1)(2), or Item 22(a)(2)
of Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3) Filing Party:

        ------------------------------------------------------------------------

     (4) Date Filed:

        ------------------------------------------------------------------------

                               SALTON MAXIM LOGO

                         SALTON/MAXIM HOUSEWARES, INC.
                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056

To Our Stockholders:

     You are invited to attend the 1997 Annual Meeting of Stockholders of Salton/Maxim Housewares, Inc. to be held at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, on December 16, 1997 at 3:00 p.m. local time. We are pleased to enclose the notice of our annual stockholders meeting, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy. Our Annual Report, including financial statements for fiscal year 1997, is also included herewith.

     Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you plan to attend the meeting, please so indicate by marking the box on the Proxy. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

     If you have any questions or need assistance on how to vote your shares, please call our proxy solicitor, McCormick & Pryor Ltd., collect at (212) 968-9090. Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

                                          Sincerely,

                                          Leonhard Dreimann

                                          Leonhard Dreimann
                                          President and Chief Executive Officer

November 14, 1997

                               SALTON MAXIM LOGO

                         SALTON/MAXIM HOUSEWARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Salton/Maxim Housewares, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, December 16, 1997 at 3:00 p.m. local time, at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, for the following purposes:

     1.  To elect three Class III Directors for a term expiring in 2000;

     2. To consider and vote on the approval of an amendment to the Company's Certificate of Incorporation to change the Company's name from Salton/Maxim Housewares, Inc. to Salton, Inc.;

     3. To consider and vote upon a proposal to adopt the Company's 1997 Stock Option Plan and to terminate the Company's Non-Employee Directors Stock Option Plan;

     4. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the 1998 fiscal year; and

     5. To transact such other business that is properly brought before the meeting.

     Only holders of Common Stock of record on the books of the Company at the close of business on November 13, 1997 will be entitled to vote at the Annual Meeting.

     The foregoing items of business are more fully described in the accompanying Proxy Statement.

     YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you plan to attend the Annual Meeting, please so indicate by marking the box on the Proxy. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a Proxy.

                                          By Order of the Board of Directors

                                          David C. Sabin

                                          David C. Sabin
                                          Secretary

Chicago, Illinois
November 14, 1997

                THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         SALTON/MAXIM HOUSEWARES, INC.
                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056

                                PROXY STATEMENT

     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders on Tuesday, December 16, 1997, or at any adjournment thereof. The Annual Meeting will be held at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois, at 3:00 p.m. local time. The Proxy Statement and the form of Proxy are being mailed to stockholders commencing on or about November 14, 1997.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any stockholder who executes and returns a Proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on November 13, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 13,045,644 shares of Common Stock, $.01 par value of the Company (the "Common Stock"), were issued and outstanding.

VOTING AND SOLICITATION

     Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters, including the election of Directors. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to each matter.

     Holders of Common Stock have no cumulative voting rights in the election of Directors. Directors will be elected by a plurality of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Amendment of the Company's Certificate of Incorporation to change the Company's name will require the affirmative vote of a majority of the shares outstanding as of the Record Date. Adoption of the 1997 Stock Option Plan and termination of the Non-Employee Directors Stock Option Plan and ratification of the appointment of Deloitte & Touche LLP as independent accountants will each require approval by a majority of the votes cast by the holders of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Thus, with respect to the proposed amendment to the Company's Certificate of Incorporation, abstentions and broker non-votes will have the same effect as votes against but, with respect to the adoption of the 1997 Stock Option Plan and termination of the Non-Employee Directors Stock Option Plan and the ratification of the appointment of Deloitte & Touche LLP, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

     The shares of Common Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the directions given by the stockholders. If no instructions are given, the shares will be voted (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (ii) FOR approval of the amendment to the Company's Certificate of Incorporation, (iii) FOR approval of the 1997 Stock Option Plan and termination of the Non-Employee Directors Stock Option Plan and (iv) FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1998.

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of McCormick & Pryor Ltd. to aid in the solicitation of Proxies. The Company estimates that it will pay McCormick & Pryor Ltd. a fee of approximately $4,000 for its services, plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's next annual meeting of stockholders to be held in 1998 must be received by the Company no later than July 9, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 13, 1997, by (i) each person known to the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the Directors and executive officers of the Company and (iii) all executive officers and Directors of the Company as a group. The number of shares of Common Stock shown as owned by the persons and group named below assumes the exercise of all currently exercisable options held by such persons and group, and the percentage shown assumes the exercise of such options and assumes that no options held by others are exercised. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. For purposes of the following table, each person's beneficial "ownership" of the Company's Common Stock has been determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 13d-3 promulgated thereunder.

                                                                 NUMBER OF       PERCENTAGE
                                                                   SHARES        OF SHARES
                                                                BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL HOLDER                                          OWNED           OWNED
-------------------------                                       ------------    ------------
Windmere-Durable Holdings, Inc.(1)..........................     6,535,072          50.0%
Financo Investors Fund, L.P.(2).............................     1,061,566           8.1
Mr. Leonhard Dreimann(3)....................................       830,233           6.3
Mr. William B. Rue(3).......................................       623,902           4.7
Mr. David C. Sabin(4).......................................       481,419           3.7
Mr. Frank Devine(5).........................................        27,000         *
Mr. Bert Doornmalen(5)......................................        12,000         *
Mr. David M. Friedson(1)....................................             0         *
Mr. Harry D. Schulman(1)....................................             0         *
Mr. Laurence S. Chud, M.D...................................             0         *
Mr. James Connolly..........................................             0         *
All Directors and executive officers as a group (5
  persons)(6)...............................................     1,514,974          11.3%

---------------

 *  Less than 1%.

(1) Windmere-Durable Holdings, Inc. ("Windmere-Durable") is a Florida corporation which is engaged principally in manufacturing and distributing a wide variety of personal care products and household appliances. Mr. Friedson is the Chairman of the Board, President and Chief Executive officer of

    Windmere-Durable. Mr. Schulman is a Senior Vice President of
    Windmere-Durable. Each of Mr. Friedson and Mr. Schulman disclaims beneficial ownership of the shares of Common Stock owned by Windmere-Durable. Includes 26,500 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(2) Financo Investors Fund, L.P. ("Financo Fund") is a Delaware limited partnership of which Financo Investors Management Partnership, L.P. is the sole general partner.

(3) Includes, with respect to Mr. Dreimann and Mr. Rue: (i) 463,580 shares owned by Dominator Investors Group, a Hong Kong corporation ("Dominator"), owned equally by Messrs. Dreimann and Rue; and (ii) 140,000 shares and 120,000 shares, respectively, of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(4) Includes 70,000 shares of Common Stock which may be acquired upon the exercise of immediately exercisable stock options. Also includes (i) 322,319 shares owned by Duquesne Financial Corporation ("Duquesne"), an Illinois corporation which is owned by Susan Sabin, and (ii) 89,100 shares owned by Susan Sabin. Susan Sabin is David Sabin's wife. Mr. Sabin disclaims beneficial ownership of all shares owned by Duquesne and Susan Sabin.

(5) Includes, with respect to each of Messrs. Doornmalen and Devine, 12,000 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(6) Includes an aggregate of 354,000 shares which may be acquired by Directors and officers of the Company upon the exercise of immediately exercisable options. See footnotes 2 through 5 above.

     The addresses of the persons shown in the table above who are beneficial owners of more than five percent of the Company's Common Stock are as follows:
Windmere-Durable Holdings, Inc., 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467; and Financo Investors Fund, L.P., c/o Victor J. Barnett, 895 Park Avenue, New York, New York 10021.

     The Company and Windmere-Durable are parties to a Stockholder Agreement dated July 11, 1996 (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, except after a period of 30 consecutive days during which Windmere-Durable's interest in the Company is less that 15%, Windmere-Durable has the right to designate that number of directors that will result in the total number of directors designated by Windmere-Durable being equal to the product (rounded up to the nearest whole number) of (i) the total number of directors then on the Board, and (ii) Windmere-Durable's percentage ownership interest in the Company at that time; provided that the number of directors designated by Windmere-Durable will in no event exceed 50% of the total number of directors. On July 11, 1996, the following persons designated by Windmere-Durable were elected as Directors of the Company: David M. Friedson, Harry D. Schulman, Laurence S. Chud, M.D. and James Connolly.

     Financo Fund, Dominator and the Company are parties to a Stockholders' Agreement pursuant to which the Company has agreed to nominate at least one Director selected by each of Dominator and Financo Fund so long as each such stockholder owns at least 5% of the then outstanding shares of Common Stock, and such stockholders agreed to vote their shares to elect such Director. There is currently no representative of Financo Fund serving on the Board.

SECTION 16 REPORTING

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons that no other reports were required, the Company believes that, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners during or with respect to the year ended June 28, 1997 were met.

                            1. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is comprised of two Class I Directors (David C. Sabin and Laurence S. Chud M.D.), three Class II Directors (Bert Doornmalen, David M. Friedson, and Harry D. Schulman) and three Class III Directors (Leonhard Dreimann, Frank Devine and James Connolly). The current term of the Class III Directors ends upon the election of Class III Directors at this Annual Meeting. The term of the Class I Directors ends upon the election of Class I Directors at the 1998 annual meeting of stockholders, and the term of the Class II Directors ends upon the election of Class II Directors at the 1999 annual meeting of stockholders.

     The Board of Directors has nominated Messrs. Dreimann, Devine and Connolly to stand for reelection as the Class III Directors for a three-year term. The three-year term ends upon the election of Class III Directors at the 2000 annual meeting of stockholders.

     At the Annual Meeting, the Common Stock represented by Proxies in the form accompanying this Proxy Statement, unless otherwise specified, will be voted to reelect Messrs. Dreimann, Devine and Connolly as the Class III Directors. Each of Messrs. Dreimann, Devine and Connolly have agreed to serve if elected. However, if any of such Board of Directors' nominees becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of the person, if any, recommended by the Board of Directors of the Company or, in the alternative, for holding a vacancy to be filled by the Board of Directors. The Board of Directors has no reason to believe that any of Messrs. Dreimann, Devine or Connolly will be unable or unwilling to serve.

     The names of the Company's Directors, their ages, the respective years in which they first became a Director of the Company and their respective principal occupations during the past five years are as follows:

               NAME                 AGE      POSITION WITH THE COMPANY     DIRECTOR SINCE
               ----                 ---      -------------------------     --------------
CLASS OF 2000: (NOMINEES)
Leonhard Dreimann.................  49    President, Chief Executive            1988
                                          Officer and Director
Frank Devine......................  54    Director                              1994
James Connolly....................  45    Director                              1996
CLASS OF 1999:
Bert Doornmalen...................  52    Director                              1994
David M. Friedson.................  41    Director                              1996
Harry D. Schulman.................  45    Director                              1996
CLASS OF 1998:
David C. Sabin....................  47    Chairman of the Board of              1988
                                          Directors
Laurence S. Chud..................  47    Director                              1996

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     LEONHARD DREIMANN, 49, has served as President, Chief Executive Officer and a Director of the Company since its inception in August 1988 and is a founder of the Company. From 1987 to 1988, Mr. Dreimann served as president of the Company's predecessor Salton, Inc., a wholly-owned subsidiary of SEVKO, Inc. Prior to 1987, Mr. Dreimann served as managing director of Salton Australia Pty. Ltd., a distributor of Salton brand kitchen appliances. From 1988 to December 1993, Mr. Dreimann served as an officer and a director of Glacier Holdings, and as a director of its wholly-owned subsidiary Glacier Water Systems, Inc. ("Glacier") from 1987 to December 1993. Glacier developed, manufactured and marketed an in-home water filtration system. From 1989 to December 1993, Mr. Dreimann served as an officer and a director of Salton Time. During 1994, Glacier Holdings and its subsidiaries ceased operations and were liquidated.

     FRANK DEVINE, 54, has been a Director of the Company since December, 1994. Mr. Devine serves as a business consultant for various entities. He has founded or co-founded Bachmann-Devine, Incorporated, a venture capital firm, American Home, Inc., an importer of hand-loomed rugs and decorative accessories, World Wide Digital Vaulting, Inc., an on-line digital data storage company and Shapiro, Devine & Craparo, Inc., a household goods manufacturers representation company serving the retail industry. Mr. Devine also serves on the board of directors of these companies.

     JAMES CONNOLLY, 45, has been a Director of the Company since July, 1996. Mr. Connolly is President and Publisher of KQED Books & Video, which publishes companion books and videos for PBS and the Public Television Network.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998 ANNUAL MEETING

     DAVID C. SABIN, 47, has served as Chairman of the Company since September 1991 and has served as Secretary and a Director of the Company since its inception in August 1988 and is a founder of the Company. Mr. Sabin served as the president and a director of Glacier Holdings, Inc., a publicly held company ("Glacier Holdings"), from December 1988 through May 1994 and as a director of Salton Time Inc., a wholly-owned subsidiary of Glacier Holdings, since 1989. Salton Time was an importer and distributor of quartz wall and alarm clocks. From 1991 through May 1994, Mr. Sabin was an officer and a director of Stylemaster, Inc., a wholly-owned subsidiary of Glacier Holdings, which was engaged in the manufacture and distribution of plastic housewares articles. Stylemaster, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1994. During 1994, Glacier Holdings and its subsidiaries ceased operations and were liquidated.

     LAURENCE S. CHUD, M.D., 47, has been a Director of the Company since July, 1996. Dr. Chud has been a practicing psychiatrist and member of the faculty of Harvard Medical School and Tufts University School of Medicine for more than the past ten years. Since January 1995 he has been Vice President, Investment Banking at C.P. Baker & Co. Ltd., an investment banking firm in Boston Massachusetts.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999 ANNUAL MEETING

     BERT DOORNMALEN, 52, has been a Director of the Company since July, 1994. Mr. Doornmalen has been the Managing Director of Markpeak Ltd., a Hong Kong company which represents the Company in the purchase and inspection of products in the Far East, since 1981.

     DAVID M. FRIEDSON, 41, has been a Director of the Company since July 1996. Mr. Friedson has served as Chairman of the Board of Windmere-Durable since April 1996, Chief Executive Officer of Windmere-Durable since January 1987 and as President of Windmere-Durable since January 1985. From June 1976 to January 1985, Mr. Friedson held various other management positions with Windmere-Durable.

     HARRY D. SCHULMAN, 45, has been a Director of the Company since July 1996. Mr. Schulman has served as Senior Vice President of Windmere-Durable since February 1996 and Executive Vice President-Finance and Administration of Windmere-Durable since February 1993. From March 1990 to January 1993, he served as Senior Vice President-Finance and Administration of Windmere-Durable. From January 1989 to March 1990, he was Vice President-Financial Analysis and Administration of Windmere-Durable. Mr. Schulman has served as Chief Financial Officer of Windmere-Durable since March 1990.

REQUIRED VOTE

     If a quorum is present at the Annual Meeting, the three directors receiving the most votes are elected as Class III Directors for a term expiring upon the election of Class III Directors at the 2000 annual meeting of stockholders and until their successors are elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT EACH STOCKHOLDER VOTE "FOR" THE BOARD OF DIRECTORS' NOMINEES, BEING MESSRS. DREIMANN, DEVINE AND CONNOLLY.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held five meetings during the fiscal year ended June 28, 1997.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee held two meetings and the Compensation Committee held one meeting during 1997. The Committees received their authority and assignments from the Board of Directors and report to the Board of Directors. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which he served during the period for which he was a member of the Board.

     Mr. Doornmalen, Mr. Devine and Mr. Schulman served as members of the Audit Committee during 1997. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors. The Committee also reviews and evaluates the Company's accounting principles and its system of internal accounting controls.

     Mr. Doornmalen, Mr. Devine and Mr. Friedson served as members of the Compensation Committee during 1997. The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies for executives, and has authority to administer the Company's stock option plans.

                           COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives a Director's fee in the amount of $7,500 per annum and $1,000 per meeting he or she attends (plus reimbursement for out-of-pocket expenses incurred in connection with attending such meetings). During the fiscal year ended June 28, 1997, each non-employee Director was granted options to purchase 2,000 shares of Common Stock under the Company's Non-Employee Directors Stock Option Plan.

                        EXECUTIVE OFFICERS' COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the total compensation received by the Company's Chief Executive Officer and its most highly compensated officers for the fiscal years ending June 28, 1997, June 29, 1996 and July 1, 1995, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                    --------------------------------
                                    ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                          ---------------------------------------   ---------------------    -------
                                                        OTHER       RESTRICTED
                                                        ANNUAL        STOCK      OPTIONS/     LTPP      ALL OTHER
        NAME AND                 SALARY     BONUS    COMPENSATION    AWARD(S)      SARS      PAYOUTS   COMPENSATION
   PRINCIPAL POSITION     YEAR      $         $       ($)(1)(2)        ($)         (#)         ($)         ($)
   ------------------     ----   -------   -------   ------------   ----------   --------    -------   ------------
Leonhard Dreimann.......  1997   282,000   150,000      54,000        --           --         --         --
  (President and CEO      1996   200,000    15,000      55,000        --          70,000(3)   --         --
  of the Company          1995   200,000     --         55,000        --           --         --         --
David C. Sabin..........  1997   251,000   150,000      17,000        --           --         --         --
  (Chairman and           1996   150,000    15,000      20,000        --          70,000(3)   --         --
  Secretary               1995   150,000     --         20,000        --           --         --         --
William B. Rue..........  1997   192,000    50,000      17,000        --           --         --         --
  (Chief Operating        1996   150,000    15,000      25,000        --          70,000(3)   --         --
  Officer and Senior      1995   150,000     --         23,000        --           --         --         --
  Vice President)

-------------------------

(1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the named executive officers except as noted.

(2) Consists primarily of reimbursement for costs associated with use and maintenance of an automobile.

(3) Options were awarded on October 26, 1995 under the Company's 1995 Employee Stock Option Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant ($2.50).

     The following table sets forth certain information concerning options granted to the named executive officers during the fiscal year ended June 28, 1997.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                 ---------------------------------------------------      VALUE AT ASSUMED
                                 NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                 SECURITIES   TOTAL OPTIONS   EXERCISE                 PRICE APPRECIATION FOR
                                 UNDERLYING    GRANTED TO      OR BASE                       OPTION TERM
                                  OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
             NAME                GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE          5%          10%
             ----                ----------   -------------   ---------   ----------   ----------   ----------
Leonhard Dreimann..............    --           --             --           --             --           --
David C. Sabin.................    --           --             --           --             --           --
William B. Rue.................    --           --             --           --             --           --

     The following table sets forth certain information with respect to the unexercised options to purchase the Company's Common Stock held by the named executive officers at June 28, 1997. None of the named executive officers exercised any stock options during the fiscal year ended June 28, 1997.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                 VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS/SARS
                                              OPTIONS/SARS AT FY-END(#)            AT FY-END($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Leonhard Dreimann..........................    140,000             --          $398,125             --
David C. Sabin.............................     70,000             --          $398,125             --
William B. Rue.............................    120,000             --          $617,500             --

---------------

(1) Based on the fair market value of the Common Stock on June 28, 1997 ($8.1875 per share) less the option exercise price.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements, as amended, with Leonhard Dreimann, David C. Sabin and William B. Rue which expire on December 15, 1997. The agreements provide for the following base salaries, effective January 1, 1997, during the term of the agreements: Mr. Dreimann -- $350,000; Mr. Sabin -- $350,000; and Mr. Rue -- $240,000, all subject to adjustments for inflation. Each agreement provides that if the executive is terminated without Cause (as defined), he will be entitled to receive an amount equal to one year's salary plus the executive's pro rata bonus for the year of termination and the continuation of certain health benefits. The employment agreements provide that so long as any of the executives are employed by the Company pursuant to the employment agreements, the Company must provide such executive with a bonus program on terms which are substantially similar, in terms of the potential amount of compensation, as those provided under the incentive bonus plan described below.

INCENTIVE BONUS PLAN

     The Annual Incentive Bonus Plan of the Company provides financial cash awards to officers and other key employees of the Company, including Messrs. Dreimann, Sabin and Rue. With respect to each fiscal year of the Company, the Compensation Committee of the Board of Directors establishes a bonus pool equal to 10% of the excess of pre-tax earnings of the Company for such fiscal year over a target figure for such fiscal year based upon the operating performance of the Company. Pursuant to the Incentive Bonus Plan, 75% of the amount deposited in the bonus pool is allocated to a mandatory bonus fund and the remaining 25% is allocated to a discretionary bonus fund. Each of Messrs. Dreimann, Sabin and Rue are entitled to receive 30%, 20% and 12.5%, respectively, of the mandatory bonus fund for each fiscal year of the Company during the term of his employment agreement. The discretionary bonus fund may be used by the Compensation Committee of the Board to pay additional bonuses to the Company's key employees, including Messrs. Dreimann, Sabin and Rue.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In connection with its initial public offering of Common Stock completed in October 1991, the Company established a Compensation Committee of the Board of Directors. The Compensation Committee consists entirely of independent outside Directors and has responsibility for administering the compensation program for the executive officers of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and other executive officers for the fiscal year ended June 28, 1997.

     OBJECTIVES AND POLICIES. The Company's executive compensation program is designed to enable the Company to recruit, retain and motivate the high quality employees it needs. As a result, the Committee has determined that executive compensation opportunities, including those for Mr. Dreimann, should create incentives for superior performance and consequences for below target performance.

     The Company's executive compensation mix includes a base salary, annual cash bonus awards and long-term compensation in the form of stock options. The Committee's policy is that a significant portion of the executive's compensation opportunities must be tied to achievement of annual objectives of the Company.

     The base salary for Mr. Dreimann and the other executive officers have been established by employment agreements, as amended, between the Company and these executives (see above). The Compensation Committee may in its discretion make salary increases based on an assessment of each executive's performance against the underlying accountabilities of each executive's position.

     Payments to executives under the Company's Annual Incentive Bonus Plan (see above) are tied to the Company's level of achievement of annual pretax earnings targets, establishing a direct link between executive pay and Company profitability. Annual pretax earnings targets are based upon the earnings budget for the Company as reviewed by the Board of Directors. As described above, each executive officer is entitled to a specified percentage of a bonus fund established when budgeted earnings are achieved. Annual incentive payments are paid only when earnings exceed those set forth in the budget. For the fiscal year ended June 28, 1997, Messrs. Dreimann, Sabin and Rue were awarded bonuses of $150,000, $150,000 and $50,000, respectively.

     The Company's long-term incentives are in the form of stock option awards. The objective of these awards is to advance the longer term interests of the Company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental stockholder value and the attainment of long-term earnings goals. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the grade level of an executive's position and the executive's performance in the prior year. The size of previous option grants and the number of options currently held by an executive are not taken into account in determining the number of stock options granted. The executive's right to the stock options generally vest over a period and each option is exercisable, but only to the extent it has vested, over a ten-year period following its grant. During the fiscal year ended June 28, 1997, no options were granted to the Company's executive officers.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Dreimann's base salary for the fiscal year ended June 28, 1997 was based principally on his rights under his employment agreement, as amended, with the Company dated October 8, 1991 (the "Employment Agreement"), which is described above. The Employment Agreement established Mr. Dreimann's salary at $350,000, effective January 1, 1997. The perquisites and other benefits received by Mr. Dreimann that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement.

     The Employment Agreement also provides that Mr. Dreimann is entitled to receive a bonus under the Company's Annual Incentive Bonus Plan discussed above. Mr. Dreimann was awarded a bonus of $150,000 with respect to the fiscal year ended June 28, 1997.

     Compensation Committee

     David M. Friedson
     Bert Doornmalen
     Frank M. Devine

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bert Doornmalen, a Director of the Company, is the Managing Director of Markpeak, Ltd., a Hong Kong company. The Company recorded inventory purchases and commissions with Markpeak, Ltd. of $7,815,000 and $432,000, respectively in 1997. At June 28, 1997, the Company owed Markpeak, Ltd. $1,475,000 for current charges.

     Mr. Frank M. Devine, a Director of the Company, is a co-founder of the firm Shapiro, Devine and Craparo, Inc. ("SDC"), a manufacturers representation firm. The firm represents many major manufacturers of household products (including Salton/Maxim Housewares, Inc.) to the retail industry. During 1997, the Company recorded commissions with SDC of $241,000. As of June 28, 1997, the Company owed SDC $31,400 for current charges.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of a group consisting of the Company's peer corporations which are industry competitors for the period from June 27, 1992 to June 28, 1997. The corporations making up the peer companies group are Black & Decker Corp., Craftmade International Inc., Creative Technologies Corp., Dynamics Corp. of America, Helen of Troy Corp., National Presto Industry Inc., Rival Co., Royal Appliance Manufacturing Co., Singer Co. N.V., Sunbeam-Oster Company Inc., Toastmaster Inc., Whirlpool Corporation and Windmere-Durable Holdings, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 27, 1992 and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          SALTON/MAXIM HO        S&P 500        PEER GROUP ONLY
1992                                              100                100                100
1993                                               75                114                131
1994                                               75                115                130
1995                                               79                145                128
1996                                              158                163                130
1997                                              271                246                172

-----------------------------------------------------------------------------------------------------------------------
                                        STARTING
                                         BASIS
                                          1992         1993         1994         1995         1996         1997
 Salton/Maxim HO:                         $100         $ 75         $ 75         $ 79         $158         $271
 S&P 500:                                 $100         $114         $115         $145         $163         $246
 Peer Group Only:                         $100         $131         $130         $128         $130         $172
------------------------------------------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

     On July 11, 1996, the Company consummated its previously announced transaction with Windmere-Durable pursuant to a Stock Purchase Agreement dated February 27, 1996, as amended (the "Stock Purchase Agreement"), between the Company and Windmere-Durable. Windmere-Durable is a corporation engaged principally in manufacturing and distributing a wide variety of personal care products and household appliances. Pursuant to the Stock Purchase Agreement, Windmere-Durable purchased from the Company 6,508,572 newly issued shares of Common Stock (the "Purchase"), which represented 50% of the outstanding shares of Common Stock of the Company on February 27, 1996 after giving effect to the Purchase. As consideration for the Purchase, Windmere-Durable paid the Company:
(i) $3,254,286 in cash, as described below; (ii) a subordinated promissory note in the aggregate principal amount of $10,847,620 (the "Note"), which Note is secured by certain assets of Windmere-Durable and its domestic subsidiaries and guaranteed by such domestic subsidiaries; and (iii) 748,112 shares of Windmere-Durable's common stock. Windmere-Durable's common stock is traded on the NYSE. The cash portion of the consideration for the Purchase was paid by the cancellation of the Company's obligation to repay the loan in the principal amount of $3,254,286 which Windmere-Durable had made to the Company in April 1996. The Note is payable five years from the closing date of the Purchase and bears interest at 8% per annum payable quarterly. Windmere-Durable was also granted an option to purchase up to 485,000 shares of Common stock at an exercise price of $4.83 per share, which option is exercisable only if and to the extent that options to purchase shares of Common Stock which were outstanding on February 27, 1996 are exercised.

     In connection with the Purchase, Windmere-Durable and the Company also entered into a Stockholder Agreement (the "Stockholder Agreement") and a Registration Rights Agreement (the "Registration Agreement"). Pursuant to the Stockholder Agreement, Windmere-Durable is entitled to designate for election, so long as its ownership does not fall below 15%, that percentage of the Company's directors as is proportionate to its stock ownership percentage; provided that the number of directors designated by Windmere-Durable will in no event exceed 50% of the total number of directors.

     The Stockholder Agreement also contains provisions which, subject to specified time periods and exceptions, restrict the disposition by Windmere-Durable of shares of Common Stock and restrict purchases by Windmere-Durable of additional shares of Common Stock that would increase its percentage ownership interest. Subject to the foregoing restrictions on disposition of shares, the Registration Agreement gives Windmere-Durable certain demand and piggyback registration rights with respect to its shares of Common Stock.

     The Company and Windmere-Durable also entered into a Marketing Cooperation Agreement (the "Marketing Cooperation Agreement"). Pursuant to the Marketing Cooperation Agreement, until Windmere-Durable's interest in the Company is less than 30% for at least ten consecutive days, each of the Company and Windmere-Durable has agreed to participate in a variety of mutually satisfactory marketing cooperation efforts designed to expand the market penetration of each party. In connection with the Marketing Corporation Agreement, the Company entered into a letter agreement dated April 30, 1997 (the "Letter Agreement") with Windmere-Durable. The Letter Agreement provides that the Company pay to Windmere-Durable a fee in consideration of Windmere-Durable's marketing cooperation efforts in connection with the Company's supply contract with Kmart and Windmere-Durable's guarantee of the Company's obligations under such contract. The Company had amounts due to Windmere-Durable, including Durable Electrical Metal Factory, Ltd., a wholly owned subsidiary of Windmere-Durable, totaling approximately $9,141,000, including notes payable of $4,932,730, at June 28, 1997. These amounts primarily represented working capital advances by Windmere to the Company to fund the development of the White-Westinghouse(R) and Faberware(R) product lines, as well as interest and trade accounts payable. The effect of all transactions with Windmere-Durable was to reduce 1997 net income by approximately $126,000. The Company purchased inventory from Durable of $23,511,000 in 1997.

     During fiscal year 1997, the Company had purchases of approximately $162,000, from Duquesne Financial Corporation ("Duquesne"). The Chairman of the Company is an executive officer of Duquesne. As of June 28, 1987, the Company owed Duquesne approximately $7,000 related to inventory purchases.

     Reference is made to "Executive Officers Compensation-Compensation Committee Interlocks and Insider Participation" for a discussion of the relationships between the Company and Markpeak, Ltd. and Shapiro, Devine and Craparo, Inc., respectively.

     The Company believes that each of the above transactions were on terms which were no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties.

        2. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

     The stockholders are being asked to vote on a proposal to change the name of the Company from Salton/Maxim Housewares, Inc. to Salton, Inc. by amending the Company's Certificate of Incorporation. No other change to the Company's Certificate of Incorporation, other than to change the Company's name as recorded by the Delaware Secretary of State and to change the name under which the Company transacts business and trades on the NASDAQ National Market, is contemplated. The Company's new name will be effective upon the filing of an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.

     The Board believes that for the following reasons the proposed name change is in the best interest of the Company and its stockholders. The Company's predecessor, Salton, Inc. acquired the assets of Financo-Maxim, Inc. in 1989 and changed its name to Salton/Maxim Housewares, Inc. The combined company continued to market its products under the Salton(R), Salton Creations(R) and Maxim(R) brand names. Since that time, the Company has significantly expanded the brand names under which it offers products. Kitchen and home appliances are now marketed and distributed under the Salton(R), Maxim(R), Breadman(R), Juiceman(R), George Foreman Grills(R), White-Westinghouse(R)and Farberware(TM) brand names. Tabletop products are marketed and distributed under the Block(R) China, Atlantis(R) Crystal and Gear(R) brand names. Personal and beauty care appliances and gift products are marketed and distributed under the Salton Creations(R) brand name and time products under the Salton Time(R) brand name. The Board of Directors believes that the name of the Company cannot describe the full range of products and/or brand names used by the Company. The Board has decided to change the name of the Company to Salton, Inc. since the Salton brand name has been in existence since 1947 and is the name which the financial and consumer markets most closely associate with the Company.

REQUIRED VOTE

     Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                           3. 1997 STOCK OPTION PLAN

     The Company's Board of Directors has adopted the 1997 Stock Option Plan (the "1997 Stock Option Plan"), subject to the approval by the stockholders.

     The purpose of the 1997 Stock Option Plan is to align the interests of the Company's stockholders with those of the Company's directors, officers, employees, agents, consultants and independent contractors by providing recipients with a proprietary interest in the Company's growth, profitability and success.

     The Company's current stock-based incentive plan, the 1995 Employee Stock Option Plan ("the 1995 Stock Option Plan"), replaced the Company's 1992 Stock Option Plan (the "1992 Stock Option Plan"). Under the 1992 Stock Option Plan, the Company had granted options to purchase 271,000 shares of Common Stock. The 1995 Stock Option Plan provides for the grant of options to acquire a maximum of 400,000 shares of Common Stock. As of November 13, 1997, 190,000 shares remained available for grant under the 1995 Stock Option Plan. The Non-Employee Directors Stock Option Plan had 48,000 shares available for grant as of November 13, 1997, but the Board decided not to grant any additional options under such plan. Accordingly, the Board believes that it is in the best interest of the Company and its stockholders at this time to terminate the Non-Employee Directors Stock Option Plan and adopt a new stock-based incentive plan in order to accomplish the purposes set forth above.

     A description of the 1997 Stock Option Plan, which is attached hereto as Annex A, appears below.

     The 1997 Stock Option Plan provides for the grant of options to acquire a maximum of 450,000 shares of the Common Stock. The 1997 Stock Option Plan permits the granting of qualified incentive stock options ("ISOs") or nonqualified stock options ("NSOs"), at the discretion of the administrator of the 1997 Stock Option Plan (the "Plan Administrator"). The Board of Directors has appointed the Compensation Committee of the Board, which consists of Messrs. Friedson, Doormalen and Devine as the Plan Administrator. Subject to the terms of the 1997 Stock Option Plan, the Plan Administrator determines the terms and conditions of options granted under the 1997 Stock Option Plan. Options granted under the 1997 Stock Option Plan are evidenced by written agreements which contain such terms, conditions, limitations and restrictions as the Plan Administrator deems advisable and which are not inconsistent with the 1997 Stock Option Plan.

     ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to Directors, employees, consultants and other agents of the Company or its affiliates.

     The 1997 Stock Option Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share of the Common Stock at the date of grant and an exercise price for NSOs of not less than 85% of such fair market value. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1997 Stock Option Plan provides that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of such ISOs may not exceed five years. The aggregate number of options which may be granted under the 1997 Stock Option Plan to any individual participant within any five-year period during the term of the 1997 Stock Option Plan is limited to 150,000 shares (subject to proportionate adjustment for changes in capitalization). Unless otherwise provided by the Plan Administrator, options granted under the 1997 Stock Option Plan vest at a rate of 25% per year over a four-year period.

     An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1997 Stock Option Plan) may exercise options that are then exercisable only within the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or within such longer period as may be determined by the Plan Administrator in the case of NSOs. Unexercised options granted under the 1997 Stock Option Plan terminate upon a merger (other than a stock merger), reorganization or liquidation of the Company; however, prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied.

     Options granted under the 1997 Stock Option Plan convert into options to purchase shares of another corporation that is the successor to the Company in a stock merger with the Company, unless the Company and such other corporation, in their sole discretion, determine that such options terminate. Such converted options become fully vested without regard to whether the vesting requirements in the option agreements for such options have been satisfied, unless the Board of Directors determines otherwise.

     The option exercise price must be paid in full at the time the notice of exercise of the option is delivered to the Company and must be tendered in cash, by bank certified or cashier's check or by personal check. Options may also be exercised in "cashless exercises" (delivery of such shares of stock or cancellation of such options of the Company having a fair market value equal to the exercise price). Unless otherwise provided by the Plan Administrator, options are nontransferable. The Board of Directors has certain rights to suspend, amend or terminate the 1997 Stock Option Plan. Stockholder approval must be obtained for certain amendments which will (i) increase the number of shares which are to be reserved for the issuance of options under such plan or
(ii) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under such plan.

NEW PLAN BENEFITS

     No stock option grants were made under the 1997 Stock Option Plan prior to the date of this Proxy Statement. Grants under the 1997 Stock Option Plan for the balance of the 1998 fiscal year, if any, and future years will be made at the discretion of the Plan Administrator, have not yet been determined and are subject to the stockholder approval of the 1997 Stock Option Plan at the Annual Meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 STOCK OPTION PLAN UNDER CURRENT LAW

     The following is a brief description of the federal income tax consequences of stock options which may be granted under the 1997 Stock Option Plan under present tax laws.

     Incentive Stock Options. There will be no federal income tax consequences to either the recipient or the Company upon the grant of an ISO. Except as described below, the recipient will not have to recognize any income upon the exercise of an ISO, and the Company will not be allowed any deduction, as long as the recipient does not dispose of the shares within two years from the date the ISO was granted or within one year from the date the shares were transferred to the recipient (the "holding period requirement"). Upon a sale of the shares after the holding period requirement is satisfied, the recipient will recognize a long-term capital gain (or loss) measured by the excess (or deficit) of the amount realized from such sale over the option price of such shares, but no deduction will be allowed to the Company. If a recipient disposes of shares before the holding period requirement is satisfied, the recipient will recognize ordinary income in the year of disposition, and the Company will be entitled to a corresponding deduction, in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the option price of the shares or (b) the excess of the amount realized from such disposition over the option price of the shares. Where shares are sold before the holding period requirement is satisfied, the recipient will also recognize a capital gain to the extent that the amount realized from the disposition of the shares exceeded the fair market value of the shares on the date of exercise.

     A recipient may under certain circumstances be permitted to pay all or a portion of the option price of an ISO by delivering Common Stock of the Company. If the Common Stock delivered by a recipient as payment of the option price was acquired through a prior exercise of an ISO or an option granted under an employee stock purchase plan, and if the holding period requirement applicable to such Common Stock has not yet been met, the delivery of such Common Stock to the Company could be treated as a taxable sale or disposition of such stock. In general, where a recipient pays the option price of an ISO be delivering Common Stock of the Company, the recipient pays the option price of an ISO by delivering Common Stock of the Company, the recipient will have a zero tax basis in the shares received that are in excess of the number of shares of Common delivered in payment of the option price.

     For alternative minimum tax purposes, regardless of whether the recipient satisfies the holding period requirement, the excess of the fair market value of the shares on the exercise date over the option price will be treated as a positive adjustment to the recipient's alternative minimum taxable income for the year the ISO is exercised. If the shares are disposed of in the year the ISO was exercised, however, the positive adjustment taken into account for alternative minimum tax purposes will not exceed the gain realized on such sale. Exercise of an ISO may thus result in liability for alternative minimum tax.

     An ISO will generally be treated as an NSO for federal income tax purposes if it is exercised more than three months after the recipient terminates his or her employment with the Company, provided that this three-month limitation will not apply if the employment terminates by reason of the recipient's death. Under the 1997 Stock Option Plan, an ISO will terminate 90 days after the recipient terminates employment, except in the case of a termination resulting from death or retirement. In the case of a recipient who retires, an option will not be treated as an ISO for federal income tax purposes (and will instead be treated as an NSO) if such option is exercised more than three months after the termination of employment.

     Non-Qualified Stock Options. There will be no federal income tax consequences to either the recipient or the Company upon the grant of an NSO. Upon the exercise of an NSO, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of each share on the date of exercise over the option price, and the Company generally will be entitled to a federal income tax deduction of the same amount.

     If a recipient pays the option price of an NSO by surrendering Common Stock held by the recipient, then, to the extent the shares received upon exercise of the option do not exceed the number of shares delivered, the recipient will be treated as making a tax-free exchange of stock and the new shares received will have the same tax basis and holding period requirement as the shares given up. In such case, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of the shares in excess of the shares delivered in payment of the option price. The basis of such additional shares will equal their fair market value on the date the option was exercised. If a recipient exercises an NSO on a cashless basis as permitted under the 1997 Stock Option Plan, the recipient will recognize compensation income equal to the fair market value of the shares received and the recipient's initial tax basis in such shares will equal their fair market value.

TERMINATION OF THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     Due to recent changes to Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16(b) promulgated thereunder, it is no longer necessary for the Company to maintain a separate stock option plan for non-employee Directors. Therefore, the Board of Directors has proposed terminating the Non-Employee Directors Stock Option Plan and granting all future options to non-employee Directors pursuant to the 1997 Stock Option Plan, if such plan is approved by the stockholders. The termination of the Non-Employee Directors Stock Option Plan will not have any effect on outstanding options granted under such plan. As of the date hereof, options to purchase an aggregate of 4,000 shares of Common Stock have been granted pursuant to the Non-Employee Directors Stock Option Plan in accordance with the terms thereof.

REQUIRED VOTE

     Approval of the 1997 Stock Option Plan and termination of the Non-Employee Directors Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1997 STOCK OPTION PLAN AND THE TERMINATION OF THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

                            4. INDEPENDENT AUDITORS

     The Board of Directors requests the ratification of the appointment of Deloitte & Touche LLP by the stockholders of the Annual Meeting.

     Deloitte & Touche LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended July 1, 1989. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The proposal to ratify Deloitte & Touche LLP as the Company's auditors for fiscal 1998 requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP BY VOTING "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR FISCAL 1998.

                                5. OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of meeting is to be presented for action at the Annual Meeting. If the Board's nominees are unavailable for election as Directors or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 28, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST FOR SUCH REPORT TO:

                  SALTON/MAXIM HOUSEWARES, INC.
                  550 BUSINESS CENTER DRIVE
                  MOUNT PROSPECT, ILLINOIS 60056

                                          By Order of the Board of Directors

                                          David C. Sabin
                                          Secretary

November 14, 1997

                                                                         ANNEX A

                         SALTON/MAXIM HOUSEWARES, INC.

                             1997 STOCK OPTION PLAN

     SECTION 1. Purpose. The purpose of the Salton/Maxim Housewares, Inc. 1997 Stock Option Plan (this "Plan") is to provide a means whereby selected employees, officers, directors, agents, consultants and independent contractors of Salton/Maxim Housewares, Inc. (the "Company") or of any parent or subsidiary (as defined in subsection 5.7 and referred to hereinafter as "related corporations") thereof, may be granted incentive stock options and/or nonqualified stock options to purchase the Common Stock (as defined in Section
3) of the Company, in order to attract and retain the services or advice of such employees, officers, directors, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

     SECTION 2. Administration.

     (a) This Plan shall be administered by the Board of Directors of the Company (the "Board"), except to the extent the Board delegates its authority to a committee of the Board to administer this Plan. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator."

     (b) For so long as the Company's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no option shall be granted to a director or officer (subject to Section 16 of the Exchange Act) of the Company by the Board unless (i) approved in advance by the Board or the Plan Administrator in accordance with the provisions of Rule 16b-3(d)(1) under the Exchange Act (where the Plan Administrator, if not the entire Board, is a committee of the Board composed solely of two or more non-employee directors who satisfy the requirements of Rule 16b-3(b)(3) under the Exchange Act), (ii) approved in advance, or subsequently ratified by the stockholders in accordance with the provisions of Rule 16b-3(d)(2) under the Exchange Act or (iii) absent approval pursuant to subsections (i) or (ii), no officer or director of the Company may sell shares received upon the exercise of an option during the six-month period immediately following the grant of such option.

     2.1 Procedures. The Board shall designate one of the members of the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

     2.2 Responsibilities. Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options, including the designation of such options as incentive stock options or nonqualified stock options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options corresponds to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

     2.3 Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan comply in all respects with Section 16(b) and Rule 16b-3 under the Exchange Act, to the extent applicable, and, if any Plan provision is later found not to be in compliance with such Section or Rule, as the case may be, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Section 16(b) and Rule 16b-3 under the Exchange Act. Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers and directors or other persons subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.

     SECTION 3. Stock Subject to This Plan. The stock subject to this Plan shall be the Company's common stock, par value $.01 per share (the "Common Stock"), presently authorized but unissued or held in the Company's treasury or subsequently acquired by the Company. Subject to adjustment as provided in
Section 7 hereof, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 450,000 shares as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, canceled or terminated options.

     SECTION 4. Eligibility. An incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any related corporation. A nonqualified stock option may be granted to any director, employee, officer, agent, consultant or independent contractor of the Company or any related corporation, whether an individual or an entity. Any party to whom an option is granted under this Plan shall be referred to hereinafter as an "Optionee".

     SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan (the "Option Agreement"). Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

     5.1 Number of Shares and Price. The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price which shall be not less than the fair market value per share of the Common Stock at the time the option is granted with respect to incentive stock options and not less than 85% of the fair market value per share of the Common Stock at the time the option is granted with respect to nonqualified stock options and also provided that, with respect to incentive stock options granted to greater than 10% stockholders, the exercise price shall be as required by Section 6. In addition, in any five-year period, no individual may be granted options under the Plan to purchase more than 150,000 shares of Common Stock, subject to adjustment as set forth in Section 7.

     5.2 Term and Maturity. Subject to the restrictions contained in Section 6 with respect to granting incentive stock options to greater than 10% stockholders, the term of each incentive stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted but in no event shall the term of any incentive stock option exceed 10 years. The term of each nonqualified stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted. To ensure that the Company or related corporation will achieve the purpose and receive the benefits contemplated in this Plan, any option granted to any Optionee hereunder shall, unless the condition of this sentence is waived or modified in the agreement evidencing the option or by resolution adopted by the Plan Administrator, be exercisable according to the following schedule:

   PERIOD OF OPTIONEE'S CONTINUOUS
  RELATIONSHIP WITH THE COMPANY OR
RELATED CORPORATION FROM THE DATE THE                               PORTION OF TOTAL OPTION
          OPTION IS GRANTED                                           WHICH IS EXERCISABLE
-------------------------------------                               -----------------------
after 1 year......................................................             25%
     after 2 years................................................             50%
     after 3 years................................................             75%
     after 4 years................................................            100%

     5.3 Exercise. Subject to the vesting schedule described in subsection 5.2 above, each option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of option rights hereunder and that only whole shares will be issued pursuant to the exercise of any option. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

     5.4 Payment of Exercise Price. Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

     The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by:

     (a) delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

     (b) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise; provided, that the Plan Administrator, in its sole discretion, may at any time determine that this subparagraph (b), to the extent the instructions to the broker call for an immediate sale of the shares, shall not be applicable to any Optionee whose relationship with the Company has terminated prior to the time of exercise;

     (c) delivery of a properly executed exercise notice together with instructions to the Company to withhold from the shares that would otherwise be issued upon exercise that number of shares having a fair market value equal to the option exercise price.

     5.5 Withholding Tax Requirement. The Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under the Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold such shares in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes or retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld. If required by Section 16(b) of the Exchange Act, the election to pay withholding taxes by delivery of shares held by any person who at the time of exercise is subject to Section 16(b) of the Exchange Act, shall be made either six months prior to the date the option exercise becomes taxable or at such other times as the Company may determine as necessary to comply with Section 16(b) of the Exchange Act.

     5.6 Assignability and Transferability of Option. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. The designation by an Optionee of a beneficiary does not, in and of itself, constitute an impermissible transfer under this Section.

     5.7 Termination of Relationship. If the Optionee's relationship with the Company or any related corporation ceases for any reason other than termination for cause, death or total disability, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's option which is exercisable at the time of such cessation, but the Optionee's option shall terminate at the end of the three-month period following such cessation as to all shares for which it has not theretofore been exercised, unless, in the case of a nonqualified stock option, such provision is waived in the agreement evidencing the option or by resolution adopted by the Plan Administrator within 90 days of such cessation.

     If an Optionee is terminated for cause, any option granted hereunder shall automatically terminate as of the first discovery by the Company of any reason for termination for cause, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. "Termination for cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), fraud, misconduct or disclosure of confidential information. If an Optionee's relationship with the Company or any related corporation is suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all Optionee's rights under any option granted hereunder likewise shall be suspended during the period of investigation.

     If an Optionee's relationship with the Company or any related corporation ceases because of a total disability, the Optionee's option shall not terminate or, in the case of an incentive stock option, cease to be treated as an incentive stock option until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the Optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

     For purposes of this subsection 5.7, a transfer of relationship between or among the Company and/or any related corporation shall not be deemed to constitute a cessation of relationship with the Company or any of its related corporations. For purposes of this subsection 5.7, with respect to incentive stock options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

     As used herein, the term "related corporation," when referring to a subsidiary, shall mean any corporation (other than the Company) or other entity in, at the time of the granting of the option, an unbroken chain of corporations or other entities ending with the Company, if stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests of each of the corporations or other entities other than the Company is owned by one of the other corporations or other entities in such chain. When referring to a parent corporation or other entity, the term "related corporation" shall mean any corporation or other entity in an unbroken chain of corporations or other entities ending with the Company if, at the time of the granting of the option, each of the corporations or other entities other than the Company owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or other entities in such chain.

     5.8 Death of Optionee. If an Optionee dies while he or she has a relationship with the Company or any related corporation or within the three-month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Optionee's rights under the option shall pass by will or by the applicable laws of descent and distribution.

     5.9 Status of Shareholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

     5.10 Continuation of Employment. Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Company or of a related corporation, or to interfere in any way with the right of the Company or of any such related corporation to terminate his or her employment or other relationship with the Company at any time.

     5.11 Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding incentive stock options granted under this Plan shall be made in such a manner so as not to constitute a "modification" as defined in Code
Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

     5.12 Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as nonqualified stock options. The previous sentence shall not apply if the Code is amended or if the Internal Revenue Service publicly rules, issues a private ruling to the Company, any Optionee, or any legatee, personal representative or distributee of an Optionee or issues regulations, changing or eliminating such annual limit, in which case the limitation shall be that provided by the Code or the Internal Revenue Service, as the case may be.

     5.13 Valuation of Common Stock Received Upon Exercise.

     5.13.1 Exercise of Options Under Sections 5.4(a) and (c). The value of Common Stock received by the Optionee from an exercise under Sections 5.4(a) and 5.4(c) hereof shall be the fair market value as determined by the Plan Administrator, provided that, if the Common Stock is traded in a public market, such valuation shall be the average of the high and low trading prices or bid and asked prices, as applicable, of the Common Stock for the date of receipt by the Company of the Optionee's delivery of shares under Section 5.4(a) hereof or delivery of the exercise notice under Section 5.4(c) hereof.

     5.13.2 Exercise of Option Under Section 5.4(b). The value of Common Stock received by the Optionee from an exercise under Section 5.4(b) hereof shall equal (a) in the case of the sale of the Common Stock received as a result of the exercise by a broker on the date of receipt by the Company of the Optionee's exercise notice, the sales price received for such shares; and (b) in all other cases, the average of the high and low trading prices or bid and asked prices, as applicable, of the Common Stock for the date of receipt by the Company of the Optionee's exercise notice.

     SECTION 6. Greater Than 10% Stockholders.

     6.1 Exercise Price and Term of Incentive Stock Options. If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document. The term and exercise price limitations of this provision shall be amended to conform to any change required by a change in the Code or by a ruling or pronouncement of the Internal Revenue Service.

     6.2 Attribution Rule. For purposes of subsection 6.1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock owned by him which is actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

     SECTION 7. Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option, and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     7.1 Effect of Liquidation, Reorganization or Change in Control.

     7.1.1 Cash, Stock or Other Property for Stock. Except as provided in subsection 7.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Optionee's option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

     7.1.2 Conversion of Options on Stock for Stock Exchange. If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 7.1.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless the Board determines otherwise, the converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement have been satisfied.

     7.2 Fractional Shares. In the event of any adjustment in the number of shares covered by an option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

     7.3 Determination of Board to Be Final. All Section 7 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 425(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

     SECTION 8. Securities Regulation. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or inter-dealer quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

     As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Company may also require such other action or agreement by the Optionees as it may from time to time deem to be necessary or advisable. THE COMPANY SHALL NOT BE OBLIGATED, BY REASON OF THIS PROVISION OR OTHERWISE, TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

     Should any of the Company's capital stock of the same class as the stock subject to options granted hereunder be listed on a national securities exchange, all stock issued hereunder if not previously listed on such exchange or interdealer quotation system shall be authorized by that exchange or system for listing thereon prior to the issuance thereof.

     SECTION 9. Amendment and Termination.

     9.1 Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 7, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock present and entitled to vote at any meeting is necessary for the adoption by the Board of any amendment which will:

     (a) increase the number of shares which are to be reserved for the issuance of options under this Plan;

     (b) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

     (c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act.

     9.2 Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the earlier of (a) the date on which this Plan is adopted by the Board or (b) the date on which this Plan is approved by the stockholders of the Company. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under this Plan.

     SECTION 10. Effectiveness Of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the holders of a majority of the Company's outstanding shares of voting capital stock present and entitled to vote at any meeting at any time within 12 months before or after the adoption of this Plan.

     Adopted by the Board of Directors on November 4, 1997 and approved by the
stockholders on           .

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SALTON/MAXIM HOUSEWARES, INC.

     P R O X Y

            1997 ANNUAL MEETING OF STOCKHOLDERS -- DECEMBER 16, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints David C. Sabin and Leonhard Dreimann or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 1997 Annual Meeting of Stockholders of Salton/Maxim Housewares, Inc. (the "Company"), to be held at 3:00 p.m., local time, on Tuesday, December 16, 1997, at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

              (1) To elect the following three (3) directors: Leonhard Dreimann, Frank Devine and James Connolly.

                              [ ] FOR ALL NOMINEES LISTED              [ ] WITHHOLD AUTHORITY
              ABOVE                                                              TO VOTE FOR THE NOMINEES LISTED ABOVE
                                 (EXCEPT AS MARKED TO THE
                     CONTRARY BELOW).

(2) To approve an amendment to the Company's Certificate of Incorporation to change the Company's name from Salton/Maxim Housewares, Inc. to Salton, Inc.

            [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

        (3) To approve the Company's 1997 Stock Option Plan and to terminate the Non-Employee Directors Stock Option Plan.

            [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        (4) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year.

            [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

        (5) In their discretion, upon the transaction of such other business as may properly come before the meeting.

            All of the above as set forth in the Proxy Statement, dated November 14, 1997.

            The shares represented by this proxy will be voted on Items 1, 2, 3 and 4 as directed by the stockholder, but if no discretion is indicated, will be voted FOR Items 1, 2, 3 and 4.

            If you plan to attend the meeting please indicate below:

            I plan to attend the meeting [ ] .

                                           Dated , 1997

                                           ------------------------------------

                                           ------------------------------------

                                                      (Signature(s))

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

Please date, sign and mail this proxy in the enclosed envelope, which requires no postage if mailed in the United
                                           States.